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                                                                    EXHIBIT 21.1


                     List of Subsidiaries of the Registrant


Anergen, Inc., a Delaware Corporation

Chinook Acquisition Corporation, a Delaware Corporation

Ribi Immunochem Research, Ltd., a United Kingdom Corporation (dormant)